Exhibit 10-11

Amendment to Consulting Agreement between Registrant and The Tudog Group.

December 31, 2012

To Whom it May Concern,

This letter is to serve as an addendum to the agreement between The Tudog Group (“Tudog”) and Alternative Fuels Americas (“AFAI”) dated December 14, 2009 and amended January 2011.

Tudog hereby agrees to reduce its monthly for the services of AFAI Chief Executive Officer, Craig Frank, from $15,000 per month to $7,000 per month, effective immediately.

Tudog further agrees that all fees will be postponed on a non-accrued basis, to resume only once AFAI is sufficiently funded.

This letter supersedes all other agreements between the party and effects only the clauses concerning compensation.

Sincerely,

/s/ David Feingersch

David Feingersch

Chief Executive Officer